Exhibit 99.1

FOR IMMEDIATE RELEASE

Inseego Corp. Appoints Christopher Lytle to Board of Directors

SAN DIEGO, CA – October 01, 2020 (BUSINESSWIRE) – Inseego Corp. (Nasdaq: INSG) (the “Company”), a pioneer in 5G and intelligent IoT device-to-cloud solutions, today announced that its Board of Directors approved an increase in the number of authorized directors on the Board from five to six and appointed Christopher Lytle to the Board to fill the newly created directorship, effective October 1, 2020.

“On behalf of Inseego and the Board of Directors, I am pleased to welcome Chris Lytle to Inseego’s board,” said Dan Mondor, chairman and CEO of Inseego. “Chris was instrumental in helping set the Company’s strategic direction as our former Chief Strategy Officer, followed by EVP of our Enterprise SaaS business, and as a consultant including his most recent role as Head of Government Affairs. As we add a differentiated software stack to our 5G products, Chris adds strength to the board around key edge compute and cloud-native applications. We look forward to Chris’s contributions to our strategic direction and continued efforts of increasing value to our shareholders.”

Mr. Lytle is a proven leader with extensive experience providing strategic vision to SaaS-based businesses and investing in technology companies. He has been serving in a consulting capacity as Inseego’s Head of Government Affairs since April 2020 and has been providing strategic consulting services to the Company since 2018. Mr. Lytle previously served as the Company’s Chief Strategy Officer and Executive Vice President of Enterprise SaaS Solutions from August 2017 to October 2018. Prior to joining Inseego, Mr. Lytle was President of Cavulus, a privately-held SaaS-based technology provider in the healthcare industry. Before joining Cavulus, Mr. Lytle was a Managing Director at Morgan Stanley and previously was Lead Portfolio Manager of RCL Capital, a hedge fund focused on small and mid-cap telecom and wireless technology businesses. He also recently became Chairman of Prolifiq, a leading cloud-native provider of sales- enablement applications to Salesforce customers. Mr. Lytle holds a Bachelor of Arts degree in Economics from Lafayette College.

About Inseego Corp.

Inseego Corp. (Nasdaq: INSG) is an industry pioneer in smart device-to-cloud solutions that extend the 5G network edge, enabling broader 5G coverage, multi-gigabit data speeds, low latency and strong security to deliver highly reliable internet access. Our innovative mobile broadband and fixed wireless access (FWA) solutions incorporate the most advanced technologies (including 5G, 4G LTE, Wi-Fi 6 and others) into a wide range of products that provide robust connectivity indoors, outdoors and in the harshest industrial environments. Designed and developed in the USA, Inseego products and SaaS solutions build on the company’s patented technologies to provide the highest quality wireless connectivity for service providers, enterprises, and government entities worldwide. www.inseego.com #Putting5GtoWork

©2020. Inseego Corp. All rights reserved. The Inseego name and logo are trademarks of Inseego Corp. Other Company, product or service names mentioned herein are the trademarks of their respective owners.

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